Exhibit 5.3

[LETTERHEAD OF DAVIS WRIGHT TREMAINE LLP]

January 26, 2004

Evergreen Holdings, Inc.

3850 Three Mile Lane

McMinnville, Oregon 97128-9496

Re:	Evergreen Holdings, Inc., Evergreen International Aviation, Inc., and the other entities listed on Schedule I—Registration Statement on Form S-4

Ladies and Gentlemen:

We are special counsel for Evergreen International Aviation, Inc, an Oregon corporation, (the “Issuer”), and Evergreen Holdings, Inc., an Oregon corporation, Evergreen International Airlines, Inc., an Oregon corporation, Evergreen Air Center, Inc., an Oregon corporation, and Evergreen Helicopters, Inc., an Oregon corporation, (each, an “Oregon Company” and collectively, the “Oregon Companies”) and special counsel for Evergreen Helicopters of Alaska, Inc., an Alaska corporation, (the “Alaska Company” and together with the Oregon Companies, each a “Guarantor” and collectively, the “Guarantors”). In such capacity, we have acted as counsel to Issuer and Guarantors (each, a “Company” and collectively, the “Companies”) in connection with the public offering of $215,000,000 aggregate principal amount of the Issuer’s 12% Senior Second Secured Notes due 2010 (the “Exchange Notes”). The Indenture dated as of May 16, 2003 (the “Indenture”), between the Issuer, the Guarantors, the other guarantors party thereto and Bank One, N.A., as Trustee (the “Trustee”), provides for the issuance of the Exchange Notes by the Issuer and the guarantee of the Exchange Notes by the Guarantors and the other guarantors party thereto (the “Guarantees”) to the extent set forth in the Indenture. The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 12% Senior Second Secured Notes due 2010 of the Issuer (the “Original Notes”) under the Indenture, as contemplated by the Registration Rights Agreement, dated as of May 16, 2003 (the “Registration Rights Agreement”), by and among the Issuer, the Guarantors and the other guarantors party thereto, Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and PNC Capital Markets, Inc.

Evergreen Holdings, Inc.

January 26, 2004

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following:

1.	The Registration Statement on Form S-4 relating to the Exchange Notes and the Guarantees filed with the Securities and Exchange Commission (the “Commission”) on October 14, 2003 under the Act, as amended (the “Registration Statement”);

2.	An executed copy of the Registration Rights Agreement;

3.	An executed copy of the Indenture;

4.	The form of Exchange Notes included in the Indenture;

5.	The form of Guarantees included in the Indenture;

6.	The Articles of Incorporation of Issuer and each Oregon Company, as amended (except for those of Evergreen Air Center, Inc. which have not been amended) and as certified by the Secretary of State of the State of Oregon;

7.	The Articles of Incorporation of the Alaska Company, as amended and as certified on July 10, 2002, by the Department of Community and Economic Development, Division of Banking, Securities and Corporations of the State of Alaska; and

8.	Certain resolutions adopted by the Board of Directors of each Company relating to the Exchange Offer, the Indenture, the issuance of the Exchange Notes by the Issuer, the issuance of the Guarantee by such Company and related matters.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Companies and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Companies and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Evergreen Holdings, Inc.

January 26, 2004

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Issuer and the Guarantors, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as set forth in the opinion below, the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantors and others.

The opinions set forth herein are limited to Oregon and Alaska corporate law that is normally applicable to securities of the type covered by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws. We do not express any opinion with respect to the law of any other jurisdiction or as to the effect of the law of any other jurisdiction on the opinions herein stated. The opinions set forth in paragraphs 1 and 2 below with respect to the valid existence of the Issuer and the Guarantors are based solely upon certificates issued by the Secretary of State, with respect to Issuer and the Oregon Companies, and the Department of Community and Economic Development, Division of Banking, Securities and Corporations, with respect to the Alaska Company, or other appropriate official of the respective jurisdictions of organization.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The Issuer and the Oregon Companies are all corporations duly incorporated and validly existing under Oregon law

2.	The Alaska Company is a corporation duly incorporated and validly existing under Alaska law.

3.	The Issuer has the corporate power and authority to execute and deliver the Exchange Notes and to consummate the transactions contemplated thereby.

4.	The Guarantors have the corporate power and authority to execute and deliver the Guarantees and to consummate the transactions contemplated thereby.

5.	The execution, delivery and performance of each of the Exchange Notes and the Guarantees have been duly authorized by all requisite corporate action of each Company, respectively. When each of the Exchange Notes and the Guarantees (in the form examined by us) have been signed by an incumbent officer authorized to do

Evergreen Holdings, Inc.

January 26, 2004

so in the respective authorizing resolution of each Company, the Exchange Notes and the Guarantees will have been duly executed. When the Companies have voluntarily transferred possession of the Exchange Notes and the Guarantees to the Trustee in exchange for the Original Notes, the Exchange Notes and the Guarantees will have been duly delivered.

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and it may not be used or relied upon for any other purpose. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. Skadden, Arps, Slate, Meagher & Flom LLP is entitled to rely on this opinion letter in connection with the opinion letter such firm is rendering in connection with the Exchange Offer.

Very truly yours,

/s/ Davis Wright Tremaine LLP